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PROSPECTUS SUPPLEMENT TO                        Filed Pursuant to Rule 424(b)(3)
PROSPECTUS DATED JULY 17, 2000                            SEC FILE NO. 333-92413



                                  APERIAN, INC.

                                  COMMON STOCK

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           The date of this Prospectus Supplement is October 11, 2000

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         The following information supplements the Prospectus dated July 17,
2000 of MSI Holdings, Inc., a Utah corporation ("MSI"), relating to the offering of 3,148,720 presently outstanding shares of Common Stock, par value $.10 per share (the "Common Stock") of MSI from time to time by certain stockholders (the "Selling Stockholders").

         On September 11, 2000 we completed a reincorporation merger for the purpose of changing our state of incorporation from Utah to Delaware. As a part of the reincorporation, our name changed from MSI Holdings, Inc. to Aperian, Inc. In addition, the par value of our Common Stock changed to $.01 per share. The reincorporation was approved by our stockholders at our annual meeting on September 7, 2000. Our stockholders also approved a three-for-one stock combination of our common stock at the annual meeting. The combination was effective September 11, 2000. For further details, please see our Form 8-K, filed with the Securities and Exchange Commission on September 11, 2000, file number 000-08164. In addition, for a new specimen of securities and description of our capital stock please see our Form 8-A amendment number 1, filed with the Securities and Exchange Commission on October 10, 2000, file number 000-08164.

         References to MSI in the Prospectus should be read to refer to Aperian, Inc. References to Utah as our state of incorporation should be read to refer to Delaware as our state of incorporation. All references to our Common Stock, $.10 par value per share, should be read to refer to our Common Stock $.01 par value per share. References in the Prospectus to the offering of 3,148,720 shares of Common Stock should be read to refer to the offering of 1,049,558 shares of Common Stock to reflect the three-for-one stock combination. In addition, the number of shares of Common Stock offered by each Selling Stockholder should be read to refer the number of shares of Common Stock after adjusting to reflect the three-for-one stock combination (i.e. each Selling Stockholder is actually selling one-third of the number of shares indicated for the Selling Stockholder in the Prospectus less any fractional shares).